Exhibit 99.1

Saia Reports Fourth Quarter and Full Year Results

JOHNS CREEK, GA – February 3, 2020 – Saia, Inc. (Nasdaq: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today reported fourth quarter 2019 financial results.  Diluted earnings per share in the quarter were $0.81 compared to $0.97 in the fourth quarter of 2018. Fourth quarter earnings per share include a $0.07 per share positive impact from tax credits for years 2018 and 2019, enacted in the fourth quarter.  Full year diluted earnings per share were $4.30 in 2019 compared to $3.99 in 2018.

Highlights from the fourth quarter and full year operating results were as follows:

Fourth Quarter 2019 Compared to Fourth Quarter 2018 Results

•	Revenue was $443.1 million, an 8.9% increase
•	Operating income was $27.4 million, a 17.7% decrease
•	Operating ratio of 93.8 compared to 91.8
•	LTL shipments per workday rose 6.3%
•	LTL tonnage per workday increased by 4.3%
•	LTL revenue per hundredweight increased 3.7%
•	LTL revenue per shipment rose 1.8% to $238.45

Full Year 2019 Results Compared to Full Year 2018 Results

•	Revenue was $1.8 billion, an 8.0% increase
•	Operating income was $152.6 million, an 8.1% increase
•	Operating ratio of 91.5 compared to 91.5
•	LTL shipments per workday rose 4.3%
•	LTL tonnage per workday increased by 0.4%
•	LTL revenue per hundredweight increased 7.4%
•	LTL revenue per shipment rose 3.4% to $234.81

The increase in fourth quarter revenue was offset by the investment in Northeast expansion, wage increase and continued inflationary healthcare costs.  The Company also experienced a spike in claims and insurance expense in the fourth quarter, primarily related to increased accident severity.  Finally, depreciation and amortization expense increased 17% year-over-year as a result of the Company’s continued investments in revenue equipment, properties and technology.

Saia, Inc. Fourth Quarter 2019 Results

“While the fourth quarter results did not meet our expectations, 2019 revenue of $1.8 billion was a record and overall, I am pleased with what was accomplished this year,” said Saia Chief Executive Officer, Rick O’Dell.  “We opportunistically accelerated our expansion plans mid-year and of the nine terminals opened in the year, six were opened between mid-September and the end of October.  While these second half openings and the associated expenses were a drag in the back-half of the year, I believe that the longer term benefit of offering customers 48-state coverage is well worth the short-term challenges associated with the expansion,” O’Dell continued. “We have opened 18 terminals in new markets in the Northeast since our organic expansion began in May 2017, and we are now on an annualized revenue run rate of more than $280 million of business into and out of this region,” concluded O’Dell.

Saia’s President and Chief Operating Officer, Fritz Holzgrefe, commented on the current environment, “Our yield in the fourth quarter improved for the 38th consecutive quarter and we remain committed to pricing for improved profitability.  Despite the sluggish industrial backdrop, we view the pricing environment as rational.”

“After a year of aggressive expansion and investment in our business in 2019, our plan for 2020 includes a very light terminal opening schedule.  Instead, our focus shifts to service execution across all of the new terminals and margin improvement through cost leverage,” Holzgrefe said.

Financial Position and Capital Expenditures

Total debt was $136.4 million at December 31, 2019 and inclusive of the cash on-hand, net debt to total capital was 14.3%.  This compares to total debt of $122.9 million and net debt to total capital of 14.8% at December 31, 2018.

Net capital expenditures in 2019 were $287.2 million, including equipment acquired with capital leases.  This compares to $251.7 million in net capital expenditures during 2018.  In 2020, we anticipate net capital expenditures of approximately $250 million.

Conference Call

Management will hold a conference call to discuss quarterly results today at 10:00 a.m. Eastern Time. To participate in the call, please dial 800-367-2403 or 334-777-6978 referencing conference ID #6815355.  Callers should dial in five to ten minutes in advance of the conference call.  This call will be webcast live via the Company website at www.saia.com.  A replay of the call will be offered two hours after the completion of the call through March 2, 2020 at 1:00 p.m. Eastern Time.  The replay will be available by dialing 888-203-1112.

Saia, Inc. (Nasdaq: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services.  With headquarters in Johns Creek, GA, Saia LTL Freight operates 168 terminals across 43 states.  For more information on Saia, Inc. visit the Investor Relations section at www.saia.com.

Saia, Inc. Fourth Quarter 2019 Results

Cautionary Note Regarding Forward-Looking Statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, uncertainties and assumptions include, but are not limited to, (1) general economic conditions including downturns in the business cycle; (2) effectiveness of Company-specific performance improvement initiatives, including management of the cost structure to match shifts in customer volume levels; (3) the creditworthiness of our customers and their ability to pay for services; (4) failure to achieve acquisition synergies; (5) failure to operate and grow acquired businesses in a manner that supports the value allocated to these acquired businesses; (6) economic declines in the geographic regions or industries in which our customers operate; (7) competitive initiatives and pricing pressures, including in connection with fuel surcharge; (8) loss of significant customers; (9) the Company’s need for capital and uncertainty of the credit markets; (10) the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); (11) possible issuance of equity which would dilute stock ownership; (12) integration risks; (13) the effect of litigation including class action lawsuits; (14) cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment, technology and other assets; (15) the effect of governmental regulations, including but not limited to Hours of Service, engine emissions, the Compliance, Safety, Accountability (CSA) initiative, the Food and Drug Administration, compliance with legislation requiring companies to evaluate their internal control over financial reporting, Homeland Security, environmental regulations, tax law changes and potential changes to the North American Free Trade Agreement and to certain international tariffs; (16) changes in interpretation of accounting principles; (17) dependence on key employees; (18) inclement weather; (19) labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; (20) terrorism risks; (21) self-insurance claims and other expense volatility; (22) risks arising from international business operations and relationships; (23) cost and availability of insurance coverage, including the possibility the Company may be required to pay additional premiums under its auto liability policy; (24) increased costs of healthcare and prescription drugs, including as a result of healthcare reform legislation; (25) social media risks; (26) disruption in or failure of the Company’s technology or equipment, including services essential to operations of the Company and/or cyber security risk; (27) failure to successfully execute the strategy to expand the Company’s service geography into the Northeastern United States; and (28) other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this press release. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CONTACT:Saia, Inc.

Investor Relations

investors@saia.com

770.232.4088

Saia, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$248	$2,194
Accounts receivable, net	196,119	181,612
Prepaid expenses and other	36,012	29,567
Total current assets	232,379	213,373

PROPERTY AND EQUIPMENT:
Cost	1,739,222	1,521,341
Less: accumulated depreciation	686,623	628,283
Net property and equipment	1,052,599	893,058
OPERATING LEASE RIGHT-OF-USE ASSETS	101,666	–
OTHER ASSETS	29,049	27,312
Total assets	$1,415,693	$1,133,743

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$83,621	$78,994
Wages and employees' benefits	49,668	48,116
Other current liabilities	69,532	64,118
Current portion of long-term debt	19,405	18,082
Current portion of operating lease liability	19,020	–
Total current liabilities	241,246	209,310

OTHER LIABILITIES:
Long-term debt, less current portion	117,025	104,777
Operating lease liability, less current portion	86,239	–
Deferred income taxes	111,555	86,893
Claims, insurance and other	44,402	36,899
Total other liabilities	359,221	228,569

STOCKHOLDERS' EQUITY:
Common stock	26	26
Additional paid-in capital	260,871	254,738
Deferred compensation trust	(3,871)	(3,381)
Retained earnings	558,200	444,481
Total stockholders' equity	815,226	695,864
Total liabilities and stockholders' equity	$1,415,693	$1,133,743

Saia, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Quarters and Years Ended December 31, 2019 and 2018
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter		Years
	2019	2018	2019	2018
OPERATING REVENUE	$443,065	$406,750	$1,786,735	$1,653,849

OPERATING EXPENSES:
Salaries, wages and employees' benefits	239,708	216,557	947,911	872,722
Purchased transportation	31,565	28,659	129,980	123,904
Fuel, operating expenses and supplies	86,926	79,818	340,056	325,000
Operating taxes and licenses	14,032	12,779	54,397	50,089
Claims and insurance	12,537	8,339	43,073	38,425
Depreciation and amortization	31,877	27,188	119,135	102,153
Loss (gain) from property disposals, net	(1,010)	74	(403)	379
Total operating expenses	415,635	373,414	1,634,149	1,512,672

OPERATING INCOME	27,430	33,336	152,586	141,177

NONOPERATING EXPENSES (INCOME):
Interest expense	1,534	1,328	6,688	5,418
Other, net	(260)	310	(754)	(74)
Nonoperating expenses, net	1,274	1,638	5,934	5,344

INCOME BEFORE INCOME TAXES	26,156	31,698	146,652	135,833
Income tax expense	4,737	6,318	32,933	30,852
NET INCOME	$21,419	$25,380	$113,719	$104,981

Average common shares outstanding - basic	26,000	25,791	25,952	25,762
Average common shares outstanding - diluted	26,498	26,289	26,435	26,291

Basic earnings per share	$0.82	$0.98	$4.38	$4.08
Diluted earnings per share	$0.81	$0.97	$4.30	$3.99

Saia, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the twelve months ended December 31, 2019 and 2018
(Amounts in thousands)
(Unaudited)
	Years
	2019	2018
OPERATING ACTIVITIES:
Net cash provided by operating activities	$272,876	$256,436
Net cash provided by operating activities	272,876	256,436

INVESTING ACTIVITIES:
Acquisition of property and equipment	(287,655)	(223,672)
Proceeds from disposal of property and equipment	6,624	1,088
Net cash used in investing activities	(281,031)	(222,584)

FINANCING ACTIVITIES:
Borrowing (repayment) of revolving credit agreement, net	25,929	(23,000)
Proceeds from stock option exercises	2,927	4,165
Shares withheld for taxes	(3,471)	(1,396)
Other financing activity	(19,176)	(16,147)
Net cash provided by (used in) financing activities	6,209	(36,378)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,946)	(2,526)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,194	4,720
CASH AND CASH EQUIVALENTS, END OF YEAR	$248	$2,194

NON-CASH ITEMS:
Equipment financed with finance leases	$6,169	$29,090

Saia, Inc. Fourth Quarter 2019 Results

Saia, Inc. and Subsidiaries
Financial Information
For the Quarters Ended December 31, 2019 and 2018
(Unaudited)

				Fourth Quarter
	Fourth Quarter		%	Amount/Workday		%
	2019	2018	Change	2019	2018	Change
Workdays				62	62
Operating ratio	93.8%	91.8%
LTL tonnage (1)	1,164	1,115	4.3	18.77	17.99	4.3
LTL shipments (1)	1,794	1,687	6.3	28.94	27.22	6.3
LTL revenue/cwt.	$18.38	$17.72	3.7
LTL revenue/shipment	$238.45	$234.33	1.8
LTL pounds/shipment	1,297	1,322	(1.9)
LTL length of haul (2)	846	837	1.1

(1) In thousands.

(2) In miles.

Note:

LTL operating statistics exclude transportation and logistics services where pricing is generally not determined by weight.  The LTL operating statistics also exclude the adjustment required for financial statement purposes in accordance with the Company's revenue recognition policy.

Saia, Inc. and Subsidiaries
Financial Information
For the Years Ended December 31, 2019 and 2018
(Unaudited)

				Year Over Year
	Year Over Year		%	Amount/Workday		%
	2019	2018	Change	2019	2018	Change
Workdays				253	253
Operating ratio	91.5%	91.5%
LTL tonnage (1)	4,820	4,801	0.4	19.05	18.97	0.4
LTL shipments (1)	7,409	7,103	4.3	29.28	28.08	4.3
LTL revenue/cwt.	$18.05	$16.80	7.4
LTL revenue/shipment	$234.81	$227.08	3.4
LTL pounds/shipment	1,301	1,352	(3.8)
LTL length of haul (2)	840	837	0.4

(1)	In thousands.

(2) In miles.